Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of the Agreement.

“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement (and shall include, without limitation, all Swing Loans).

“Affected Lender” has the meaning specified therefor in Section 2.12(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations on the Maturity Date, (b) an Event of Default described in Section 8.4 or Section 8.5 of the Agreement or (c) an Event of Default and the election by the Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.3(b)(ii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to the Agent.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Advances).

“Average Excess Availability” means, as of any date of determination, the amount equal to average Availability for the 30-day period immediately preceding such date of determination minus the aggregate amount, if any, of all trade payables of Parent and its Subsidiaries, as of such date of determination, which such Person has failed to pay within 60 days of the original due date (excluding any such trade payables which are being contested diligently and in good faith by Parent or such Subsidiary) and all book overdrafts of Parent and its Subsidiaries in excess of historical practices with respect thereto as of such date of determination.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base LIBOR Rate” means the greater of (a) 3.0 percent per annum, and (b) the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means the greatest of (a) 5.0 percent per annum, (b) the Federal Funds Rate plus ½%, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 3.0 percentage points.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Parent or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Georgia, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit

Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“CFC” means any controlled foreign corporation (as that term is defined in the IRC); provided, that for all purposes of the Agreement and the other Loan Documents, neither Syscon Canada nor Syscon UK shall be deemed to be a CFC.

“Change of Control” means that (a) Permitted Holders fail to own and control, directly or indirectly, 51%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, (c) Parent fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party, or (d) a “Change of Control” shall occur under and as defined in the Indenture or the Note Purchase Agreement.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) under the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collateral Assignment of Acquisition Agreements” means a collateral assignment of acquisition agreements, in form and substance reasonably satisfactory to Agent, executed and delivered by the assignors named therein in favor of the Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment, its Letter of Credit Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Letter of Credit Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Credit Amount” means the result of (a) 1.25 times (b) TTM EBITDA calculated as of the last month for which financial statements have most recently been delivered pursuant to Section 5.1 of the Agreement minus (c) the Hedge Agreement Reserve.

“Credit Amount Certificate” means a certificate in the form of Exhibit C-2.

“Credit Amount Excess” has the meaning specified therefor in Section 2.4(e)(i) of the Agreement.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make under the Agreement on the date that it is required to do so under the Agreement.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Distributable Cash Flow” means the sum of (without duplication):

(a)        fifty percent (50%) of the “Consolidated Net Income” (for purposes of each clause of this definition, as defined in the Indenture on the Closing Date) accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which September 9, 2004 occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such payment described in Section 6.9(e) of the Agreement (or, in case such Consolidated Net Income shall be a deficit, minus one hundred percent (100%) of such deficit); plus

(b)       one hundred percent (100%) of the aggregate “Net Cash Proceeds” (for purposes of each clause of this definition, as defined in the Indenture on the Closing Date) received by Parent from the issuance or sale of its “Capital Stock” (for purposes of each clause of this definition, as defined in the Indenture on the Closing Date) (other than “Disqualified Stock” (for purposes of each clause of this definition, as defined in the Indenture on the Closing Date)) subsequent to September 9, 2004 (other than an issuance or sale to a Subsidiary of Parent and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) and one hundred percent (100%) of any cash capital contribution received by Parent from its stockholders subsequent to September 9, 2004; plus

(c)        the amount by which “Indebtedness” (for purposes of each clause of this definition, as defined in the Indenture on the Closing Date) of Parent is reduced upon the conversion or exchange subsequent to September 9, 2004 of any Indebtedness of Parent convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Parent (less the amount of any cash, or the fair value of any other property, distributed by Parent upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by Parent or any “Restricted Subsidiary” (for purposes of each clause of this definition, as defined in the Indenture on the Closing Date) from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of Parent or to an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees); plus

(d)       an amount equal to the sum of (i) the net reduction in the “Investments” (for purposes of each clause of this definition, as defined in the Indenture on the Closing Date) (other than “Permitted Investments” (for purposes of each clause of this definition, as defined in the Indenture on the Closing Date)) made by Parent or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by Parent or any Restricted Subsidiary and (ii) to the extent such Person is an “Unrestricted Subsidiary” (for purposes of each clause of this definition, as defined in the Indenture on the Closing Date), the portion (proportionate to Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding “Permitted Investments” (for purposes of each clause of this definition, as defined in the Indenture on the Closing Date)) previously made (and treated as a “Restricted Payment” (for purposes of each clause of this definition, as defined in the Indenture on the Closing Date)) by Parent or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; minus

(e)	the aggregate amount of all Restricted Payments since September 9, 2004.

“Dividends” shall mean, any direct or indirect distribution, dividend, or payment to any Person on account of any Stock of Parent or any of its Subsidiaries.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” shall mean any Subsidiary of Parent that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” means, with respect to the Parent on a consolidated basis with its Subsidiaries for any period, the consolidated net earnings (or loss) for such period, plus, without duplication, and to the extent deducted in determining consolidated net earnings (or loss) for such period, the sum of (i) income and value added taxes, (ii) Interest Expense, (iii) depreciation and amortization expense, (iv) all other non-cash charges and non-cash losses, (v) purchase accounting adjustments, (vi) relocation costs during fiscal year 2008 relating to the Parent’s Chief Executive Officer and Chief Financial Officer in an aggregate amount not to exceed $295,000, (vii) expenses during fiscal year 2008 consisting of compensation to the Parent’s Chief Executive Officer in an aggregate amount not to exceed $210,000, (viii) expenses during fiscal year 2008 consisting of executive recruiting fees in an aggregate amount not to exceed $332,000, (ix) expenses directly relating to reductions in the employee workforce during fiscal year 2008 in an aggregate amount not to exceed $300,000, (x) severance payments made to the Parent’s former Chief Financial Officer during fiscal year 2008 in an aggregate amount not to exceed $222,000, (xi) non-recurring severance payments and expenses and benefits payments related thereto, and restructuring charges, in each case during fiscal year 2008 and, in each case, not otherwise specifically referenced in any other clause of this definition of “EBITDA”, in an aggregate amount not to exceed $200,000, (xii) non-recurring severance payments and expenses relating to the acquisition of the Syscon entities and restructuring charges in the ordinary course of business, in each case during fiscal year 2009 or any fiscal year thereafter, in an aggregate amount not to exceed $500,000 in any fiscal year, (xiii) the fees and expenses paid to the Equity Sponsor under the Amended and Restated Consulting Services Agreement (as described in clause (a) of the definition of Management Agreements) in an aggregate amount not to exceed $800,000 in any fiscal year, (xiv) for purposes of the determination of EBITDA to be used in the calculation of the financial covenants set forth in Section 7(a) and 7(b) of the Agreement only (it being understood that this clause (xiv) shall be disregarded for all other purposes under the Loan Documents including, without limitation, in any determination of the Credit Amount), fees, costs and expenses incurred in connection with the transactions consummated on the Agreement Date or incurred in connection with consummation of a Permitted Acquisition or any other Acquisition consented to by the Lenders in accordance with this Agreement to the extent, in each case, such fees, costs and expenses are disclosed to the Agent in writing, (xv) fees paid to the Equity Sponsor under the Amended and Restated Professional Services Agreement (as described in clause (b) of the definition of Management Agreements), and (xvi) fees paid to directors and to the former shareholders of Evercom Holdings, Inc. in an aggregate amount not to exceed $300,000 in any fiscal year, in each case, on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Administrative Borrower and Agent) or in such other manner acceptable to Agent as if the Permitted Acquisition occurred on the first day of such Reference Period.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Sponsor” means H.I.G. Capital LLC, a Delaware limited liability company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section

414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability on such date of determination minus the aggregate amount, if any, of all trade payables of Parent and its Subsidiaries, as of such date of determination, which such Person has failed to pay within 60 days of the original due date (excluding any such trade payables which are being contested diligently and in good faith by Parent or such Subsidiary) and all book overdrafts of Parent and its Subsidiaries in excess of historical practices with respect thereto as of such date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Credit Facility” means the credit facility established pursuant to that certain Credit Agreement dated as of September 9, 2004 among Parent, the various lenders party thereto, and ING Capital LLC, as agent, as amended.

“Facility Manager Business” means solely those assets and operations set forth and described on Schedule F-1.

“Fee Letter” means that certain fee letter between the Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio” means, with respect to Parent for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense paid in cash during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes paid in cash during such period.

“Foreign Lender” shall mean any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.11(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means (a) each Subsidiary of Parent party to the Guaranty or the UK Guaranty as of the Closing Date, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them.

“Guaranty” means that certain general continuing guaranty executed and delivered by Syscon Canada in favor of Agent, for the benefit of the Lender Group and the Hedge Agreement Provider, in form and substance reasonably satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Parent or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Hedge Agreement Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Hedge Agreement Provider in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Hedge Agreements.

“Hedge Agreement Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Hedge

Agreement Provider pursuant to or evidenced by a Hedge Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that Parent or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, the Hedge Agreement Provider with respect to the Hedge Agreement provided by such Hedge Agreement Provider to Parent or its Subsidiaries.

“Hedge Agreement Provider” means Wells Fargo or any of its Affiliates.

“Hedge Agreement Reserve” means, as of any date of determination, the lesser of (a) $1,000,000, and (b) the amount of reserves that Agent has established (based upon the Hedge Agreement Provider’s reasonable determination of the credit exposure of Parent and its Subsidiaries in respect of Hedge Agreement) in respect of Hedge Agreements then outstanding.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases to the extent accounted for as indebtedness in accordance with GAAP, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices, and other than all earn-out obligations to the extent not then due and payable (including the Syscon Earn Outs to the extent not then due and payable)), (f) all obligations owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any financial obligation of such Person in respect of Prohibited Preferred Stock, (h) the Sully Obligations, and (i) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indenture” means that certain Indenture dated as of September 9, 2004, among Parent, the Subsidiaries of Parent party thereto, and The Bank of New York Trust Company, N.A., as Trustee, relating to the issuance of those certain 11% Second-Priority Senior Secured

Notes due 2011, as in effect on the Closing Date or as amended, modified or supplemented from time to time to the extent permitted under the Agreement.

“Indenture Trustee” means (a) The Bank of New York, in its capacity as trustee under the Indenture, or (b) any successor trustee under the Indenture from time to time.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Parent, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date among the Agent, as Intercreditor Agent, the Bank of New York Trust Company, N.A., as Trustee, Parent, and each Subsidiary of Parent party thereto (as amended, modified or otherwise supplemented from time to time).

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.10 of the Agreement.

“L/C” has the meaning specified therefor in Section 2.10(a) of the Agreement.

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning specified therefor in Section 2.10(a) of the Agreement.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1 of the Agreement.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent or any of its Subsidiaries, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing

(including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Availability” means, as of any date of determination, the amount of Letters of Credit that Borrowers are entitled to request and the Issuing Lender is required to issue, under Section 2.10(a) of the Agreement (after giving effect to all then outstanding Letters of Credit).

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Letter of Credit Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Underlying Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to the Agent (in its reasonable discretion) in an equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fee that accrues must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Commitment” means the obligation of the Issuing Lender to issue Letters of Credit in an aggregate face amount from time to time not to exceed $10,000,000 pursuant to the terms of the Agreement. as such amount may be reduced from time to time pursuant to Section 2.3(c)(ii) of the Agreement.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.11(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.11(a) of the Agreement.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 4.0 percentage points.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, easement, lien (statutory or other), security interest, or other security arrangement and any other encumbrance of any kind in respect of property, whether or not choate, vested, or perfected.

“Loan Account” has the meaning specified therefor in Section 2.8 of the Agreement.

“Loan Documents” means the Agreement, the Hedge Agreements, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, any Credit Amount Certificate, the Fee Letter, the Guaranty, the UK Guaranty, each of the UK Security Documents, the Canada Security Agreement, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages (if any), the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, the Intercreditor Agreement, the Subordination Agreement, the Management Fees Subordination Agreement, the Collateral Assignment of Acquisition Agreements, any note or notes executed by any Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Parent or any of its Subsidiaries and the Lender Group in connection with the Agreement.

“Loan Party” means Parent, any Borrower and/or any Guarantor.

“Management Agreements” mean, collectively, (a) that certain Amended and Restated Consulting Services Agreement dated as of September 9, 2004 among T-Netix, Inc., Evercom Systems, Inc. and the Equity Sponsor, and (b) that certain Amended and Restated Professional Services Agreement dated as of September 9, 2004, among T-Netix, Inc., Evercom Systems, Inc. and the Equity Sponsor, in each case as such document may be amended, restated, supplemented or modified from time to time as permitted under the Agreement.

“Management Fees Subordination Agreement” shall mean that certain Management Fees Subordination Agreement dated as of the Closing Date, among T-Netix, Inc., Evercom Systems, Inc., the Equity Sponsor and the Agent, for the benefit of the Lender Group, in form and substance satisfactory to the Agent.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral other than as a result of an action or failure to act on the part of the Agent.

“Material Contract” means, with respect to any Person, (i) the Indenture, (ii) the Note Purchase Agreement, (iii) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $20,000,000 or more on an annual basis (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium), (iv) the Management Agreements, and (v) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of the Parent and its Subsidiaries, viewed as a whole.

“Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Maximum Letter of Credit Amount” means $10,000,000, decreased by the amount of reductions in the Letter of Credit Commitments made in accordance with Section 2.3(c) of the Agreement.

“Maximum Revolver Amount” means, as of any date of determination, $30,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.3(c) of the Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgage Policy” has the meaning specified therefor in Schedule 3.1(v).

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, if any, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber any Real Property Collateral.

“Necessary Authorizations” means all material authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the transactions contemplated by the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Parent and its Subsidiaries.

“Net Cash Proceeds” means, with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of (i) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such sale or disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such sale or disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such sale or disposition, or by applicable law, be repaid out of the proceeds from such sale or disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries as a result of such sale or disposition, (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against liabilities associated with the property or other assets disposed in such sale or disposition and retained by the Parent or any Subsidiary after such sale or disposition, and (v) any portion of the purchase price from a sale or disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such sale or disposition or otherwise in connection with that sale or disposition; provided, however, that upon the termination of that escrow, Net Cash Proceeds shall be increased by any portion of funds in the escrow that are released to the Parent or any Subsidiary.

“Note Purchase Agreement” means that certain Note Purchase Agreement Dated as of September 6, 2004 relating to the issuance by Parent of those certain 17% Senior Subordinated Notes due September 9, 2014, as in effect on the Closing Date or as amended, modified or supplemented from time to time to the extent permitted under the Agreement.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Hedge Agreement Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Overadvance” has the meaning specified therefor in Section 2.4 of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

“Permitted Acquisition” means any Acquisition so long as:

(a)        no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b)       no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result or such Acquisition other than Permitted Liens;

(c)        Administrative Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Administrative Borrower and Agent) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,

(d)       Administrative Borrower has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e)        Borrower shall have Excess Availability in an amount equal to or greater than $5,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

(f)        the assets being acquired or the Person whose Stock is being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g)       Administrative Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(h)       the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,

(i)        the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States,

(j)        the subject assets or Stock, as applicable, are being acquired directly by a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement, and

(k)       the purchase consideration (other than non-cash consideration not consisting of the assumption of obligations) payable in respect of all Permitted Acquisitions (including the proposed Acquisition) shall not exceed $5,000,000 in the aggregate.

“Permitted Discretion” means a determination made in the exercise of reasonable business judgment (from the perspective of a secured lender).

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,

(j) the sale or issuance of Stock (other than Prohibited Preferred Stock) of Parent,

(k) the sale or other disposition of the Facility Manager Business,

(l) the lapse of registered patents, trademarks and other intellectual property of Parent and its Subsidiaries to the extent not useful or economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders,

(m) dispositions of assets acquired by Parent and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed Disposition (the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Parent and its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition, and

(n) dispositions of assets (other than Accounts, intellectual property, licenses, Stock of Subsidiaries of Parent, or Material Contracts) not otherwise permitted in clauses (a) through (l) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions during any fiscal year (including the proposed disposition) would not exceed $250,000.

“Permitted Holder” means the Person identified on Schedule P-1.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness existing as of the Closing Date (other than Indebtedness evidenced by the Senior Note Documents and the Subordinated Note Documents) set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its

Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(g) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(h) the incurrence by Parent or its Subsidiaries of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate or foreign currency risk associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,

(i) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(j) unsecured Indebtedness of Parent or its Subsidiaries in an aggregate amount outstanding at any one time not to exceed $20,000,000,

(k) Indebtedness under the Senior Note Documents in an aggregate principal amount outstanding not to exceed at any time $194,000,000 less any principal payments made in respect thereof,

(l) Indebtedness under the Subordinated Note Documents in an aggregate principal amount outstanding not to exceed the sum of $40,000,000 plus any non-cash interest payments made in the form of Notes (as defined in the Note Purchase Agreement on the Closing Date) from and after the date of issuance thereof as permitted by Section 6.9 of the Agreement, provided that such Indebtedness is subject to the Subordination Agreement at all times,

(m) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Parent or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(n) the Syscon Earn Outs in an aggregate principal amount outstanding not to exceed $21,000,000.

(n) Indebtedness constituting Permitted Investments.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to Parent or another Loan Party that is a Domestic Subsidiary of Parent, (b) a non-Loan Party to another non-Loan Party, (c) a non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (d) a Loan Party to another Loan Party that is not a Domestic Subsidiary of Parent so long as the amount of such loans, together with any other Investments made in any such Loan Party in accordance with Section 6.11 of the Agreement, does not exceed $500,000 in the aggregate during the term of the Agreement, and (e) a Loan Party to a non-Loan Party so long as (i) the amount of such loans does not exceed

$100,000 in the aggregate outstanding at any one time and (ii) no Event of Default has occurred and is continuing or would result therefrom.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-2,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) loans to employees, officers, and directors of Parent or any of its Subsidiaries so long as the aggregate outstanding amount of such loans do not exceed $250,000 at any time (such amount to be determined without giving effect to the foregiveness of any such cash loans),

(k) Investments in Parent or any other Loan Party that is a Domestic Subsidiary of Parent,

(l) Investments in any Loan Party that is not a Domestic Subsidiary of Parent existing on the Closing Date and additional Investments made after the Closing Date in an aggregate amount, together with any Permitted Intercompany Advances made to any such Loan Party, not to exceed $500,000 during the term of the Agreement,

(m) Permitted Acquisitions, and

(n) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 during the term of the Agreement.

“Permitted Liens” means

(a) Liens held by Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens (other than Liens securing the Indebtedness evidenced by the Senior Note Documents) set forth on Schedule P-3, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, and

(q) Liens on the Collateral constituting personal property (other than any and all Accounts and Inventory and any and all proceeds thereof) in favor of the Indenture Trustee securing obligations under the Senior Note Documents, provided that such Liens are subject to the Intercreditor Agreement at all times.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a)        with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b)       with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Letter of Credit Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Letter of Credit Commitment, by (z) the aggregate Letter of Credit Commitments of all Lenders, and (ii) from and after the time that the Letter of Credit Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit by (z) the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit, and

(c)        with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) such Lender’s Revolver Commitment (or, if the Revolver Commitments have been terminated or reduced to zero, the outstanding principal amount of such Lender’s Advances) plus such Lender’s Letter of Credit Commitment (or, of the Letter of Credit Commitments have been terminated or reduced to zero, such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit), by (ii) the aggregate amount of Revolver Commitments of all Lenders (or, if the Revolver Commitments have been terminated or reduced to zero, the outstanding principal amount of all Advances) plus the aggregate amount of Letter of Credit Commitments of all Lenders (or, if the Letter of Credit Commitments have been terminated or reduced to zero, the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit).

“Proposed Capitalization Policy” means refinements in the Loan Parties’ capitalization of assets in connection with a capitalization study begun in September 2008 which attempts to identify capitalizable items according to GAAP.

“Protective Advances” has the meaning specified therefor in Section 2.2(d)(i) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.

“Real Property Collateral” means any Real Property acquired after the Closing Date by Parent or its Subsidiaries with respect to which such Person is required to deliver to the Agent a Mortgage.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended,

(b) such refinancings, renewals, or extensions do not result in a material increase in the interest rate with respect to the Indebtedness so refinanced, renewed, or extended,

(c) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrowers, and

(d) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable in all material respects to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.12(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Availability” means that the sum of (a) Excess Availability, plus (b) Letter of Credit Availability, exceeds $16,000,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any

successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Responsible Officer” means as to any Person, its President, Chief Financial Officer, Treasurer, General Counsel, Secretary, any Vice President listed in the Parent’s ’34 Act filings, Assistant Treasurer, or any other individual (i) performing functions substantially similar to any of the foregoing or (ii) responsible for monitoring or ensuring compliance with the Loan Documents.

“Restricted Payment” shall mean (a) Dividends, (b) any payment of management, consulting or similar fees payable by a Loan Party or any Subsidiary of a Loan Party to any Affiliate, and (c) any payment of principal, interest or any other obligation on account of any Indebtedness incurred under the Subordinated Note Documents.

“Restricted Purchase” shall mean any payment on account of the purchase, redemption, or other acquisition or retirement of any Stock of Parent or any of its Subsidiaries.

“Revolver Commitment” means, with respect to each Lender, its “Revolver Commitment”, and, with respect to all Lenders, their “Revolver Commitments”, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement or as such amount may be reduced from time to time pursuant to Section 2.3(c)(i) of the Agreement.

“Revolver Usage” means, as of any date of determination, the amount of outstanding Advances.

“Risk Participation Liability” means, as to each Letter of Credit, all obligations of Borrowers to the Issuing Lender with respect to such Letter of Credit, including (a) the contingent reimbursement obligations of Borrowers with respect to the amounts available to be drawn or which may become available to be drawn thereunder, (b) the reimbursement obligations of Borrowers with respect to amounts that have been paid by the Issuing Lender to the Underlying Issuer, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means a security agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent and Guarantors (other than Syscon Canada and Syscon UK) to Agent.

“Senior Note Documents” shall mean the Indenture, the Securities (as defined in the Indenture on the Closing Date), the Security Documents (as defined in the Indenture, but excluding the Intercreditor Agreement) and any other documents, agreements and instruments executed in connection with any of the foregoing, in each case as such document may be amended, restated, supplemented or modified from time to time as permitted under the Agreement.

“Settlement” has the meaning specified therefor in Section 2.2(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.2(e)(i) of the Agreement.

“Smith Barney Acount” means that certain account number 61934884 maintained by T-Netix Inc. at Smith Barney.

“Solvent” means, with respect to any Person on a particular date, that, (i) at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts, (ii) such Person does not have unreasonably small capital or unreasonably small assets to conduct its business, or (iii) such Person has incurred debts beyond its ability to pay such debts as they mature.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Note Documents” shall mean the Note Purchase Agreement, the Notes (as defined in the Note Purchase Agreement on the Closing Date), that certain Warrant issued by Parent to Laminar Direct Capital, L.P., that certain Investor Rights Agreement dated as of September 9, 2004 between Parent and Laminar Direct Capital, L.P. and any other documents, agreements and instruments executed in connection with any of the foregoing, in each case as such document may be amended, restated, supplemented or modified from time to time as permitted under the Agreement.

“Subordination Agreement” means that certain Subordination and Intercreditor Agreement dated as of September 9, 2004 among Laminar Direct Capital, L.P., Parent and the Agent (as the successor to ING Capital LLC of its rights thereunder).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Sully Obligations” means as of any date of determination, the amount due and owing to 0787223 B.C. Ltd. as and when Syscon generates “Consolidated Net Cash Flow” pursuant to and as defined in that certain Letter Agreement, dated June 25, 2007, by and among 0787223 B.C. Ltd., Mr. Floyd Sully and the Parent.

“Swing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.2(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.2(b) of the Agreement.

“Syscon Canada” means Syscon Justice Systems Canada, Ltd., a British Columbia company.

“Syscon Earn Outs” means the “Earn Outs” as defined in the Syscon Purchase Agreement.

“Syscon Escrow Agreement” means the Escrow Agreement dated as of September 13, 2007 by and among the Parent, 0787223 B.C. Ltd., Floyd Sully and BNY Trust Company of Canada.

“Syscon Litigation” means that certain lawsuit filed during 2007 by CraigDarloch Holdings against Mr. Floyd Sully, the Parent and certain of the Parent’s Subsidiaries relating to the alleged non-payment of broker commissions.

“Syscon Purchase Agreement” means that certain Stock Purchase Agreement by and among the Borrower, Appaloosa Acquisition Company Ltd., 0787223 B.C. Ltd. and Mr. Floyd Sully dated as of April 11, 2007, as in effect on the Closing Date.

“Syscon Purchase Documents” means the Syscon Purchase Agreement, the Syscon Escrow Agreement and any documents, agreements and instruments executed by any Loan Party in connection with the Syscon Purchase Agreement, in each case as such document may be amended, restated, supplemented or modified from time to time as permitted under the Agreement.

“Syscon UK” means Syscon Justice Systems International Limited, a company organized under the laws of the United Kingdom.

“Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided that Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c) or (d) of the Agreement, and (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Total Commitment” means, with respect to each Lender, its “Total Commitment”, and, with respect to all Lenders, their “Total Commitments”, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“TTM EBITDA” means, as of any date of determination, EBITDA of Parent determined on a consolidated basis, for the 12 month period most recently ended.

“UK Debenture” means the Debenture executed and delivered by Syscon UK in favor of Agent, for the benefit of the Lender Group and the Hedge Agreement Provider, in form and substance reasonably satisfactory to Agent.

“UK Guaranty” means the Deed of Guaranty executed and delivered by Syscon UK in favor of Agent, for the benefit of the Lender Group and the Hedge Agreement Provider, in form and substance reasonably satisfactory to Agent.

“UK Security Documents” means each of (i) UK Debenture and (ii) the UK Share Mortgage.

“UK Share Mortgage” means the Share Mortgage in respect of the Share of Syscon UK executed and delivered by Syscon Canada in favor of Agent, for the benefit of the Lender Group and the Hedge Agreement Provider, in form and substance reasonably satisfactory to Agent.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United Bank Account” means that certain account number 48001029977 maintained by T-Netix Inc. at United Bank.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill, LLC, a Delaware limited liability company.